EXHIBIT 99.2
Exhibitor Relations Co., Inc.
1262 Westwood Blvd
Los Angeles, California 90024
Phone: 310.441.7400

Board of Directors
Digital Domain
300 Rose Avenue
Venice, California 90291

Members of the Board:

We hereby consent to the citation by Digital Domain (the “Company”) of box office data provided to the Company by us, and to the use of our name in connection with the use of such data, in the Registration Statement on Form S-l (including all amendments thereto) filed by the Company with the Securities and Exchange Commission.

EXHIBITOR RELATIONS CO., INC.

By /s/ Robert Bucksbaum
Robert Bucksbaum
President, Exhibitor Relations Co., Inc.
January 24, 2008